                                   EXHIBIT 12

                  POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Millions Except Ratios)


                                                                                                                      Six Months

                                                                                                                         Ended
                                                                     Year Ended December                                June 27
                                                       --------------------------------------------------------------- ---------
                                                            1994       1995          1996        1997         1998        1999
                                                           -----      -----         -----       -----        ------      ------
Earnings/(loss):

Earnings/(loss)before income
  tax expense/benefit per
   consolidated statement of earnings                      $160.7     $(201.4)      $ 31.2      $(191.9)     $(38.9)     $ (24.7)

Add:
Interest expense                                             46.6        52.1         47.4         47.8        57.6         37.2
Portion of rent expense
 representative of an interest factor                        10.3        11.7          9.3         10.7        10.5          5.2
                                                           ------     -------       ------      -------      ------          ---

Adjusted earnings/(loss) before
 income tax expense/benefit                                $217.6     $(137.6)      $ 87.9      $(133.4)     $ 29.2        $17.7
                                                           ------     -------       ------      -------      ------        ------
                                                           ------     -------       ------      -------      ------        ------

Fixed charges:

Interest expense                                           $ 46.6     $  52.1       $ 47.4      $  47.8      $ 57.6       $ 37.2
Portion of rent expense
 representative of an interest factor                        10.3        11.7          9.3         10.7         10.5         5.2
Capitalized interest                                          9.7         4.8          5.1          2.6          2.2         1.2
                                                           ------     -------       ------      -------      --------        ---

Total fixed charges                                        $ 66.6      $ 68.6       $ 61.8      $  61.1      $  70.3      $ 43.6
                                                           ------     -------       ------      -------      -------      -------
                                                           ------     -------       ------      -------      -------      -------

Ratio of earnings to fixed charges                           3.3       N/A(a)       1.4(b)       N/A(c)        .4(d)      N/A (e)
                                                           -----      -------       ------      -------      ------       -------
                                                           -----      -------       ------      -------      ------       -------

--------------------------
(a) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(b) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(c) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(d) Earnings were insufficient to cover fixed charges by $41.1 million after giving effect to the pre-tax expense for restructuring of $50.0 million. Excluding the pre-tax restructuring, the ratio of earnings to fixed charges was 1.1.

(e)      Earnings were insufficient to cover fixed charges by $25.9 million.